Exhibit 10(c)

Adtalem Global Education Inc.

Restricted Stock Unit Award Agreement (Executive Officer)

Participant Name: Participant Address: Awards Granted: Award Type: Grant Name: Grant Award Date:

THIS AGREEMENT, made and entered into as of the Award Date by and between Adtalem Global Education Inc., a Delaware corporation (“Adtalem”), and the Participant.

WHEREAS, Adtalem maintains the Adtalem Global Education, Inc. Amended and Restated Incentive Plan of 2013 (the “Plan”); and

WHEREAS, the Participant is an officer of Adtalem or one of its subsidiaries who is subject to Section 16 of the Securities and Exchange Act of 1934 and has been selected by the Compensation Committee of Adtalem’s Board of Directors (the “Committee”) to receive an award of Stock Units (this award is referred to as “Full Value Shares” in this Agreement because it represents the Participant’s ability to receive actual shares of common stock of Adtalem (“Common Stock”) as the Full Value Share award vests).

NOW, THEREFORE, Adtalem and the Participant hereby agree as follows:

1.                  Agreement.  This Agreement evidences the award to the Participant of the number of Full Value Shares relating to the Common Stock of Adtalem as set forth above.  A Full Value Shares is the right to receive a distribution of a share of Common Stock for each Full Value Shares as described in Section 5 of the Agreement.  The Agreement and Full Value Shares award shall be subject to the following terms and conditions and the provisions of the Plan, which are hereby incorporated by reference.  A copy of the Plan may be obtained by the Participant from the office of the Secretary of Adtalem or from the stock administrator’s website.

2.                  Full Value Shares Account.  Adtalem shall maintain an account (the “Account”) on its books in the name of the Participant which shall reflect the number of Full Value Shares awarded to the Participant and not vested.  Until the Full Value Shares vest, they are not actual shares of Common Stock, but represent the right to receive shares of Common Stock upon vesting.

3.                  Payment of Dividends.  Upon the payment of any dividends on Common Stock occurring while any portion of the Participant’s Full Value Shares award is outstanding, Adtalem shall credit an amount equal to the dividends that the Participant would have received had the Participant been the actual owner of the number of shares of Common Stock represented by the Full Value Shares in the Participant’s Account on that date, which will be paid to the Participant upon, or shortly after, vest.

4.                  Vesting.

(a)                Except as described below, the Participant shall become vested in his or her Full Value Shares award in accordance with the Vesting Schedule set forth above if he or she remains in continuous employment with Adtalem or an affiliate until such date.

(b)               If the Participant’s employment with Adtalem and all affiliates terminates prior to the completion of the Vesting Schedule due to death or disability, the Full Value Shares award shall become fully vested on such date.  For this purpose “disability” means the Participant’s being determined to be disabled under Adtalem’s long-term disability plan as in effect from time to time, regardless of whether the Participant is an actual participant in such plan (if the Participant is a participant in such plan, the determination of disability shall be made by the party responsible for making such determination under the plan, and if the Participant is not a participant in such plan, the determination of disability shall be made by the Committee in its sole discretion).

(c)                If the Participant`s employment with Adtalem and all affiliates terminates prior to the completion of the Vesting Schedule other than due to death, disability or retirement, Adtalem may, in its sole discretion, enter into a written agreement with the Participant providing that the Participant shall be credited with one additional year of service for purposes of determining the vested portion of the Full Value Shares award.  Adtalem shall have complete discretion, which need not be exercised in a consistent manner, whether to enter into such an agreement (which agreement may be conditioned upon the Participant’s execution of a release of claims, actions following the Participant’s termination of employment or such other factors as Adtalem may determine), and the Participant shall have no rights under this Section 4(c) unless such an agreement, specifically referring to this award, is entered into in writing.

(d)               If the Participant’s employment with Adtalem and all affiliates terminates prior to the completion of the Vesting Schedule due to retirement, the Full Value Shares award shall continue to vest in accordance with the Vesting Schedule.  For this purpose, “retirement” means the Participant’s termination without cause on or after the date on which the Participant has attained age 55 and the sum of his or her age and service equals or exceeds 65.

For this purpose (i) the term “service” means the Participant’s period of employment with Adtalem and all affiliates (including any predecessor company or business acquired by Adtalem or any affiliate, provided the Participant was immediately employed by Adtalem or any affiliate) and (ii) the term “cause” has the meaning set forth in Section 7(b)(i).  Age and service shall be determined in fully completed years.

Any Participant whose employment terminates due to retirement as described in this Section 4(d) or who enters into an agreement as described in Section 4(c) must execute and deliver to Adtalem an agreement, in a form prescribed by Adtalem, and in accordance with procedures established by Adtalem, that he or she will not compete with, or solicit employees of, Adtalem and its affiliates for the remainder of the vesting period, and that he or she releases all claims against Adtalem and its affiliates.  If the Participant fails to execute such agreement, or if the agreement is revoked by the Participant, the Full Value Shares award shall be forfeited to Adtalem on the date of the Participant’s retirement.

(e)                If the Participant’s employment with Adtalem and all affiliates terminates prior to the completion of the Vesting Schedule for any reason other than death, disability or retirement, the portion of the Participant’s Full Value Shares award that is not vested as of such date shall be forfeited to Adtalem, except as provided in Section 4(c).

(f)                For purposes of this Agreement, the term “affiliate” means each entity with whom Adtalem would be considered a single employer under Sections 414(b) and 414(c) of the Code, substituting “at least 50%” instead of “at least 80%” in making such determination.

(g)               If the Committee determines, in its sole discretion, that there is an Excess Award, the Excess Award shall be satisfied:

(i)                 From any portion of the Award that has not yet been settled, by (A) forfeiting unvested Restricted Stock Units, then (B) to the extent necessary, forfeiting vested Restricted Stock Units not yet settled.

(ii)               To the extent necessary with respect to the portion of the Award that has been settled, by (A) the Participant returning the Shares issued under this Award, (B) forfeiting all or any portion of the Participant’s other Awards, (C) in the Committee’s sole discretion, entering into an agreement with the Participant for the repayment of all or any portion of an Excess Award, (D) to the extent permitted by law, offsetting any portion of an Excess Award against any other amounts owed to the Participant by Adtalem or any affiliate, (E) in the Committee’s sole discretion, pursuing legal action against the Participant to secure repayment of the Excess Award, and/or (F) any other method of recoupment the Committee determines is appropriate.

(h)               For purposes of this Agreement:

(i)                 “Excess Award” shall mean all or any portion of this Award that the Committee determines, in its sole discretion, was granted based on the financial results that subsequently become Restated Financials.

(ii)               “Restated Financials” shall mean any applicable financial results of Adtalem and/or one or more of its affiliates that are subsequently restated due to conduct by the Participant that the independent directors of the Board of Directors or a committee of such board determine, in their sole discretion, was knowing, intentionally fraudulent or illegal.

(i)                 The foregoing provisions of this Section 4 shall be subject to the provisions of any written employment security agreement or severance agreement that has been or may be executed by the Participant and Adtalem, and the provisions in such employment security agreement or severance agreement concerning vesting of a Full Value Shares award shall supersede any inconsistent or contrary provision of this Section 4.

5.                  Settlement of Award.  If and when a Participant becomes vested in his or her Full Value Shares award in accordance with Section 4 or Section 7, Adtalem shall distribute to him or her, or his or her personal representative, beneficiary or estate, as applicable, a number of shares of Common Stock equal to the number of Full Value Shares subject to the Full Value Shares award that become so vested.  Such shares shall be delivered within 30 days following the date of vesting.

6.                  Withholding Taxes.  The Participant shall pay to Adtalem an amount sufficient to satisfy all minimum Federal, state and local withholding tax requirements arising in connection with the vesting of the Full Value Shares award prior to the delivery of any shares subject to such Full Value Shares award.  Payment of such taxes may be made by one or more of the following methods: (a) in cash, (b) in cash received from a broker-dealer to whom the Participant has submitted irrevocable instructions to deliver the amount of withholding tax to Adtalem from the proceeds of the sale of shares subject to the Full Value Shares award, (c) by directing Adtalem to withhold a number of shares otherwise issuable pursuant to the Full Value Shares award with a fair market value equal to the tax required to be withheld, or (d) by delivery (including attestation) to Adtalem of other Common Stock owned by the Participant that is acceptable to Adtalem, valued at its fair market value on the date of payment.

7.                  Change in Control.

(a)       In the event that the Participant’s employment with Adtalem and all affiliates is terminated without Cause or for Good Reason within twenty-four months following a Change in Control (as defined in the Plan), the Full Value Shares award (or any shares or other award into which the Full Value Shares award is converted, or that is issued in substitution for the Full Value Shares award, pursuant to the Change in Control) shall become immediately vested in full.  Notwithstanding the foregoing, if as a result of the Change in Control either Adtalem or the successor to its business ceases to be publicly traded, or the successor to Adtalem does not assume the Full Value Shares award, or issue a new award in substitution for it, the Committee shall have the sole discretion to provide for accelerated vesting of the Full Value Shares award and take other appropriate actions with respect to the Full Value Shares award, including providing for the mandatory purchase of the Full Value Shares for an amount equal to the consideration paid for a share of Common Stock pursuant to the terms of the Change in Control multiplied by the number of vested Full Value Shares.

(b)      For purposes of this Section 7:

(i)      “Cause” means (A) the commission of a felony or other crime involving moral turpitude or the commission of any other act or omission involving misappropriation, dishonesty, fraud, illegal drug use or breach of fiduciary duty, (B) willful failure to perform duties as reasonably directed by the Chief Executive Officer of Adtalem or its successor (the “CEO”) or the CEO’s designee, (C) the Participant’s gross negligence or willful misconduct with respect to the performance of the Participant’s duties, or (D) obtaining any personal profit not fully disclosed to and approved by the Adtalem Board of Directors in connection with any transaction entered into by, or on behalf of, Adtalem or its successor; and

(ii)      “Good Reason” means, without the Participant’s consent, (A) material diminution in title, duties, responsibilities or authority; (B) reduction in base salary, bonus target or employee benefits except for across the board changes for Participants at the Participant’s level; (C) exclusion from the employee benefits/compensation plans otherwise applicable to employees at the Participant’s level; (D) a material breach of any employment agreement between Adtalem and the Participant that Adtalem or its successor has not cured within thirty (30) days after the Participant has provided Adtalem or its successor notice of the material breach which shall be given within sixty (60) days of the Participant’s knowledge of the occurrence of the material breach; or (E) resignation in compliance with securities, corporate governance or other applicable law (such as the US Sarbanes-Oxley Act) as specifically applicable to such Participant (other than by reason of a breach by Participant of any such law).  For avoidance of doubt, a change in reporting relationship to the CEO’s designee shall not constitute “Good Reason”.

8.                  Rights as Stockholder.  The Participant shall not be entitled to any of the rights of a stockholder of Adtalem with respect to the Full Value Shares award, including the right to vote and to receive dividends and other distributions, until and to the extent the Full Value Shares award vests and is settled in shares of Common Stock.

9.                  Share Delivery.  Delivery of any shares in connection with settlement of the Full Value Shares award will be by book-entry credit to an account in the Participant’s name established by Adtalem with Adtalem’s transfer agent, or upon written request from the Participant (or his or her personal representative, beneficiary or estate, as the case may be), in certificates in the name of the Participant (or his or her personal representative, beneficiary or estate).

10.              Award Not Transferable.  The Full Value Shares award may not be transferred other than by will or the applicable laws of descent or distribution or pursuant to a qualified domestic relations order.  The Full Value Shares award shall not otherwise be assigned, transferred, or pledged for any purpose whatsoever and is not subject, in whole or in part, to attachment, execution or levy of any kind.  Any attempted assignment, transfer, pledge, or encumbrance of the Full Value Shares award, other than in accordance with its terms, shall be void and of no effect.

11.              Beneficiary Designation.  The Participant may, from time to time, name any beneficiary or beneficiaries to whom distribution of the shares of Common Stock subject to the vested portion of the Full Value Shares award is to be made, in the event of his or her death.  Each such designation will revoke all prior designations, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant with the Committee during his or her lifetime.  In the absence of any such designation, or if all beneficiaries predecease the Participant, then the Participant’s beneficiary shall be his or her estate.

12.              Administration.  The Full Value Shares award shall be administered in accordance with such regulations as the Committee shall from time to time adopt.

13.              Governing Law.  This Agreement, and the Full Value Shares award, shall be construed, administered and governed in all respects under and by the laws of the State of Delaware.

14.              Acceptance of Agreement by Participant.  The Participant’s receipt of the Full Value Shares award is conditioned upon the acceptance of this Agreement by the Participant no later than 60 days after the Award Date set forth above or, if later, 30 days after the Participant receives this Agreement.  Upon execution of the Agreement, the Participant and Adtalem signify their agreement with the terms and conditions of this Agreement.